                                 SCHEDULE 14A

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

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                                              RULE 14A-6(E)(2))
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[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-12

                         Willamette Industries, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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

                                                                    News Release
                                              [Willamette Industries, Inc. Logo]
FOR IMMEDIATE RELEASE
May 31, 2001

CONTACT:  Greg Hawley            Cathy Dunn             Paul Verbinnen/David Reno/
          EVP & CFO              VP Communications      Jim Barron
          Willamette Industries  Willamette Industries  Citigate Sard Verbinnen
          503-273-5640           503-273-5642           212-687-8080

                 WILLAMETTE SENDS LETTER TO WEYERHAEUSER BOARD

      PORTLAND, ORE. - MAY 31, 2001 - Willamette Industries (NYSE:WLL) today sent the following letter to Weyerhaeuser's Board of Directors:

                                                    May 31, 2001
  The Board of Directors
  Weyerhaeuser Company
  33663 Weyerhaeuser Way
  Federal Way, Washington 98063

  Ladies and Gentlemen:

  We are in receipt of your 11th letter to our Directors or shareholders since January. Thank you.

  As we have said all along, we are open to considering serious offers for Willamette. Your refusal to offer what we regard as adequate value for Willamette continues to suggest to us that you have no intention of ever paying a full and fair price.

  With regard to the specifics of your recent letter, we strongly object to several of your mischaracterizations regarding events. First and foremost, as to Mr. Rogel's claim that he did not tell Willamette that the timing of your November bid was motivated by concern that Willamette's share price was going to continue to increase, your CEO is fully aware of what he said. We stand by our statement.

  We find your claim, "The Weyerhaeuser nominees have no preconceptions about what the right price for a negotiated sale of Willamette might be..." to be completely disingenuous. Please refer to your own proxy materials relating to your $48 offer, in which you say that your three nominees would be:

       "expected ..., subject to their fiduciary duties, [to] seek to cause the Company's Board of Directors to take all such actions as may be necessary to facilitate the [Weyerhaeuser $48] Offer and the Proposed Merger."

  With regard to your assertion that our value-enhancing initiatives were widely known in the marketplace before your November offer, with the exception of the Kingsport project, we had not publicly disclosed specific details of our plans. We had not disclosed our belief that these investments could increase Willamette's annual operating cash flow by up to $400 million (representing a 40% increase over 2000)/1/. Thus, it is impossible for the market to have known the full impact these investments could have on our earnings. Claims to know the unknown make us particularly wary of your other statements and rhetoric, and further make us believe that you are not approaching this situation in a manner consistent with Weyerhaeuser's record of integrity.

  In addition, we are perplexed that your CEO's most recent letter to our Board fails to address any of the substantive financial issues raised in our May 28th letter to Willamette shareholders. Your offer is simply not compelling to our shareholders:

  . We believe Weyerhaeuser's current offer would be at least 30% accretive to Weyerhaeuser's cash earnings on a conservative basis - value that, in our view, rightfully belongs to Willamette shareholders;

  . While stock prices for the relevant Industry Composite/2/ of comparable companies are up 29% and Weyerhaeuser is up 34% since November, all you have shown our shareholders is a 4% increase to an offer which we made abundantly clear we believed was not even "in the ballpark"; and,

  . Based on current valuation multiples (both Price to Earnings and Enterprise Value to EBITDA)/3/ for the industry, we believe Willamette could be trading above $50 today in the absence of your hostile offer.

  Lastly, we want to express our extreme disappointment over your continued hostile attempt to acquire Willamette, an effort which we believe is doing significant damage to Weyerhaeuser's reputation among customers, suppliers and your own employees.

  Sincerely,

     /s/ Duane C. McDougall       /s/ William Swindells
     Duane C. McDougall           William Swindells
     Chief Executive Officer      Chairman of the Board

------------------------
/1/ For further details regarding the amount and timing of these investments and anticipated benefits, please refer to the Definitive Additional Materials on
Schedule 14A filed by Willamette on May 9, 2001.

/2/ The "Industry Composite" is comprised, on an equal-weighted basis, of Boise Cascade Corporation, Georgia-Pacific Group, International Paper Company, Louisiana-Pacific Corporation, Smurfit-Stone Container Corporation, Temple-Inland, Inc., and Weyerhaeuser. The Willamette Board believes the companies included in the "Industry Composite" are most representative of Willamette's business mix.

/3/ Willamette's current stock price implies valuation multiples of 7.6x EBITDA and 13.7x Consensus EPS Estimates, while Industry Composite medians are 7.2x and 15.8x, respectively.

  Willamette Industries is an integrated forest products company with 105 plants, located in the U.S., France, Ireland and Mexico. The company owns 1.7 million acres of forestland in the U.S. and manages it sustainably to produce building materials, composite wood panels, fine paper, office paper products, corrugated packaging and grocery bags.

                                    #  #  #


Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward looking statement made by Willamette with respect to the Weyerhaeuser tender offer is not entitled to the benefit of the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include, but are not limited to, the effect of general economic conditions; the level of new housing starts and remodeling activity; the availability and terms of financing for construction; competitive factors, including pricing pressures; the cost and availability of wood fiber; the effect of natural disasters on the Company's timberlands; construction delays; risk of nonperformance by third parties; and the impact of environmental regulations and other costs associated with complying with such regulations. Please refer to Willamette Industries' Securities and Exchange Commission filings for further information.